Agreement

This Agreement is entered effective April 1, 2007 by and between Princeton Research, Inc. ("PRI") and Power Technology, Inc. (hereinafter "Company") a public company, traded as an over the counter bulletin board stock, under the symbol PWTC, pursuant to which PRI will provide consulting, investor relations and other valuable services to Company from April 1, 2007 and continuing through September 30, 2007, as follows:

PRI will conduct a complete due diligence review of Company, meet with management, and perform such inquires as may be necessary to confirm investor relations representations to be made in connection with this Agreement.

PRI will prepare an in depth analytic report on Company for investors and financial community. Printing of report will be at Company's cost.

The analytic report will be in compliance with all relevant federal and state blue sky laws with respect to forward looking statements. The report will be updated at least quarterly or sooner if required by occurrence of a material event.

The report will include, among other things, as may be agreed upon by the parties, corporate mission statement, business analysis, management, capital structure, assets & liabilities, market factors, competition, earnings, financial forecasts and investment opportunity based on comparable companies. Included in the report will be a "Press Kit" and a "Broker Due Diligence" information packet.

PRI will distribute the analytic report to brokers within the financial community, coordinate with other investor-relations firms and act as liaison for analytic inquiries concerning the Company in a timely and professional manner via telephone, e-mail, or fax on demand.

PRI will seek to increase interest in trading Company's shares from current level in a professional manner and in compliance with all federal and state blue sky laws.

PRI will write up Company in its daily market letter at least eight times during the term of this Agreement.

PRI will assist Company in finding investors and will introduce the Company and its management to brokerage firms with active salesmen that are likely to recommend the purchase of the Company's common stock to its clients.

PRI will assist Company in working with or companies in similar businesses to obtain grants and direct investments by various public companies and U.S. taxpayer sponsored funds and/or programs.

As consideration for services provided the Company will tender 333,333 shares of Company's restricted common stock which shall be registered as follows:

50,000 shares to Jody Tomita

283,333 shares to Princeton Research

Company is responsible for payment to PRI of all of PRI's out of pocket expenses incurred in connection with any investors' relations project prepared by PRI on a pre-approved basis and at cost.

Signed this the 9 day of April 5, 2007.

Agreed and accepted by
Princeton Research Inc.

Mike King

By: Mike King
President

Agreed and accepted by
Power Technology, Inc.

Bernard J Walter

By: Bernard J Walter
President